FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
October 16, 2006                                                                     3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Flowing Gas from Zaniemysl Well

Salt Lake City, October 16, 2006 – FX Energy, Inc. (NASDAQ:FXEN) reported today that it is producing and selling gas from the Zaniemysl well in western Poland. “This is a major milestone for us and a validation of our commitment to Poland,” said David Pierce, president of FX Energy. “We now have meaningful production from Zaniemysl-3 and Wilga-2, we have commercial reserves in Sroda-4, and we have 3-D being acquired over a large portion of the Sroda area which we expect will lead to the development of quite substantial reserves and production.”

FX Energy plans to hold a conference call later this month to provide guidance on production rates, price increases and production revenues.

The Zaniemysl-3 well produces from a Rotliegend sandstone reservoir at a depth of 2,915 meters. The Wilga-2 well produces from three separate Carboniferous sands at a depth of approximately 2,395 meters. FX Energy owns a 24.5 % interest in the Zaniemysl well and an 82% interest in the Wilga well.

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.